Bunge Reports Second Quarter 2024 Results
St. Louis, MO - July 31, 2024 - Bunge Global SA (NYSE: BG) today reported second quarter 2024 results
•Q2 GAAP diluted EPS of $0.48 vs. $4.09 in the prior year; $1.73 vs. $3.72 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Lower Agribusiness results reflect a more balanced global supply environment
•Refined and Specialty Oils performed well, but results were down from a strong prior year
•Excellent progress on Viterra integration planning and other strategic priorities including the announced sale of our interest in the sugar & bioenergy joint venture
•Updating adjusted full-year EPS outlook to approximately $9.25

➢	Overview
Greg Heckman, Bunge’s Chief Executive Officer, commented, "Our team delivered solid results for the second quarter while also moving forward on a range of strategic priorities, including announcing the sale of our interest in the BP Bunge Bioenergia joint venture. The integration planning process for Viterra is progressing well and the team is excited about the opportunities that the combination will create for our employees, customers and other important stakeholders.

“Current market conditions have improved in some regions, but we continue to have limited visibility into the latter part of the year. The drivers of long-term demand remain strong and with our global footprint and operating flexibility, we are well-positioned to connect farmers to consumers to deliver essential food, feed and fuel to the world.”

➢	Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2024	2023	2024	2023
Net income attributable to Bunge	$70	$622	$314	$1,254
Net income per share-diluted (6)	$0.48	$4.09	$2.17	$8.24

Mark-to-market timing differences (a)	$0.82	$(0.59)	$1.75	$(1.43)
Certain (gains) & charges (b)	$0.43	$0.22	$0.85	$0.17
Adjusted Net income per share-diluted (c)(6)	$1.73	$3.72	$4.77	$6.98

Core Segment EBIT (c) (d)	$361	$1,016	$898	$1,963
Mark-to-market timing differences (a)	158	(114)	340	(295)
Certain (gains) & charges (b)	—	(9)	—	(19)
Adjusted Core Segment EBIT (c)	$519	$893	$1,238	$1,649

Corporate and Other EBIT (c)	$(155)	$(155)	$(283)	$(235)
Certain (gains) & charges (b)	62	34	123	34
Adjusted Corporate and Other EBIT (c)	$(93)	$(121)	$(160)	$(201)

Non-core Segment EBIT (c) (e)	$(21)	$51	$3	$70
Certain (gains) & charges (b)	—	—	—	—
Adjusted Non-core Segment EBIT (c)	$(21)	$51	$3	$70

Total Segment EBIT (c)	$185	$912	$618	$1,798
Mark-to-market timing differences (a)	158	(114)	340	(295)
Certain (gains) & charges (b)	62	25	123	15
Adjusted Total Segment EBIT (c)	$405	$823	$1,081	$1,518

(a)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories, and related hedges associated with committed future operating capacity. See note 3 in the Additional Financial information section of this release for details.
(b)Certain (gains) & charges included in Total Segment EBIT and Net income attributable to Bunge. See Additional Financial Information for details.
(c)Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(d)Core Segment earnings before interest and tax ("Core Segment EBIT") comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Bunge's Sugar & Bioenergy reportable segment and Corporate and Other activities.
(e)Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge's share of the results of its 50/50 joint venture with BP p.l.c. On June 19, 2024, Bunge entered into a definitive share purchase agreement to sell its 50% ownership share in BP Bunge Bioenergia. The transaction is expected to close in late 2024, subject to customary closing conditions.

➢	Second Quarter Results
Core Segments
Agribusiness

	Three Months Ended		Six Months Ended
(US$ in millions, except per share data)	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Volumes (in thousand metric tons)	20,579	18,257	40,771	36,643

Net Sales	$9,657	$10,875	$19,397	$21,727

Gross Profit	$289	$997	$743	$1,805

Selling, general and administrative expense	$(150)	$(151)	$(305)	$(283)

Foreign exchange (losses) gains – net	$(39)	$(64)	$(101)	$(25)

EBIT attributable to noncontrolling interests	$7	$1	$10	$(20)

Other income (expense) - net	$56	$7	$109	$18

Income (loss) from affiliates	$(25)	$(5)	$(40)	$(5)

Segment EBIT	$138	$785	$416	$1,490
Mark-to-market timing differences	160	(102)	369	(285)
Certain (gains) & charges	—	(9)	—	(19)
Adjusted Segment EBIT	$298	$674	$785	$1,186

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$(8)	$—	$(16)
Certain (gains) & charges, Earnings per share	$—	$(0.06)	$—	$(0.11)

Processing (2)

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Processing EBIT	$122	$586	$302	$1,223
Mark-to-market timing differences	143	(56)	374	(279)
Certain (gains) & charges	—	(4)	—	(14)
Adjusted Processing EBIT	$265	$526	$676	$930
Higher results in Europe soy and softseed crush were more than offset by lower results in North and South America and Asia.

Merchandising (2)

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Merchandising EBIT	$16	$199	$114	$267
Mark-to-market timing differences	17	(46)	(5)	(6)
Certain (gains) & charges	—	(5)	—	(5)
Adjusted Merchandising EBIT	$33	$148	$109	$256
Lower results were primarily driven by global grains where higher volumes were more than offset by lower margins.
Refined & Specialty Oils

	Three Months Ended		Six Months Ended
(US$ in millions, except per share data)	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Volumes (in thousand metric tons)	2,300	2,212	4,495	4,358

Net Sales	$3,121	$3,601	$6,361	$7,489

Gross Profit	$315	$333	$674	$675

Selling, general and administrative expense	$(100)	$(98)	$(200)	$(193)

Foreign exchange (losses) gains – net	$(2)	$5	$(13)	$10

EBIT attributable to noncontrolling interests	$(12)	$(7)	$(18)	$(11)

Other income (expense) - net	$(16)	$(16)	$(32)	$(31)

Segment EBIT	$185	$217	$411	$450
Mark-to-market timing differences	8	(10)	(14)	(9)
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$193	$207	$397	$441

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—	$—	$—

Refined & Specialty Oils Summary

Higher results in Asia were more than offset by lower results in North and South America and Europe.

Milling

	Three Months Ended		Six Months Ended
(US$ in millions, except per share data)	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Volumes (in thousand metric tons)	971	844	1,845	1,665

Net Sales	$401	$490	$782	$1,005

Gross Profit	$66	$40	$126	$71

Selling, general and administrative expense	$(24)	$(24)	$(49)	$(45)

Foreign exchange (losses) gains – net	$(2)	$(1)	$(2)	$(1)

Other income (expense) - net	$(1)	$(2)	$(3)	$(3)

Segment EBIT	$38	$14	$71	$23
Mark-to-market timing differences	(10)	(2)	(15)	(1)
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$28	$12	$56	$22

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—	$—	$—

Milling Summary

Higher results were primarily driven by South America reflecting higher volumes and margins. Results in the U.S. were in line with the prior year.

Corporate and Other

	Three Months Ended		Six Months Ended
(US$ in millions, except per share data)	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Gross Profit	$(7)	$(7)	$(5)	$(7)

Selling, general and administrative expense	$(174)	$(147)	$(333)	$(252)

Foreign exchange (losses) gains – net	$6	$(6)	$1	$(1)

Other income (expense) - net	$18	$21	$51	$41

Income (loss) from affiliates	$1	$(17)	$1	$(17)

Segment EBIT	$(155)	$(155)	$(283)	$(235)
Certain (gains) & charges	62	34	123	34
Adjusted Segment EBIT	$(93)	$(121)	$(160)	$(201)

Certain (gains) & charges, Net income (loss) attributable to Bunge	$62	$42	$123	$42
Certain (gains) & charges, Earnings per share	$0.43	$0.28	$0.85	$0.28

Corporate

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Corporate EBIT	$(168)	$(139)	$(308)	$(226)
Certain (gains) & charges	62	18	123	18
Adjusted Corporate EBIT	$(106)	$(121)	$(185)	$(208)
Other

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Other EBIT	$13	$(16)	$25	$(9)
Certain (gains) & charges	—	16	—	16
Adjusted Other EBIT	$13	$—	$25	$7

Corporate and Other Summary

The decrease in Corporate expenses reflected lower performance-based compensation. Higher Other results were largely related to our captive insurance program.

Non-core Segments
Sugar & Bioenergy

	Three Months Ended		Six Months Ended
(US$ in millions, except per share data)	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Net Sales	$49	$72	$92	$136

Gross Profit	$1	$2	$2	$2

Income (loss) from affiliates	$(21)	$47	$2	$66

Segment EBIT	$(21)	$51	$3	$70
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$(21)	$51	$3	$70

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—	$—	$—
Sugar & Bioenergy Summary

Results were down driven by lower Brazilian ethanol prices more than offsetting higher sugar prices. Results were also negatively impacted by approximately $15 million in foreign exchange translation losses on U.S. dollar denominated debt. Results in the prior year included a $39 million benefit from the reversal of a tax valuation allowance.

Cash Flow

	Six Months Ended
	Jun 30, 2024	Jun 30, 2023
Cash provided by (used for) operating activities	$(480)	$472
Certain reconciling items to Adjusted funds from operations (4)	1,375	888
Adjusted funds from operations (4)	$895	$1,360

Cash used for operations in the six months ended June 30, 2024 was $480 million compared to cash provided of $472 million in the same period last year. The reduction of cash from operations was primarily driven by lower reported net income and net changes in working capital. Adjusted funds from operations (FFO) was $895 million compared to $1,360 million in the prior year.(4)

Income Taxes

For the six months ended June 30, 2024, income tax expense was $147 million compared to $381 million in the prior year. The decrease was primarily due to lower pre-tax income.

➢	Outlook(5)
Taking into account first half results and the current margin environment and forward curves, we now expect full-year 2024 adjusted EPS of approximately $9.25.

In Agribusiness, full-year results are forecasted to be in line with our previous outlook, reflecting higher results in Processing, largely offset by lower results in Merchandising. Results are expected to be down compared to last year.

In Refined and Specialty Oils, full-year results are expected to be up from our previous outlook due to the better than expected second quarter, but down compared to last year’s record performance.

In Milling, full-year results are expected to be similar to our previous outlook and up from last year.

In Corporate and Other, full-year results are expected to be similar to our previous outlook.

In Non-Core, full-year results in the sugar & bioenergy joint venture are expected to be down slightly from our previous outlook and significantly down from last year.

Additionally, the Company expects the following for 2024: an adjusted annual effective tax rate of 22% to 25%; net interest expense in the range of $280 to $310 million; capital expenditures in the range of $1.2 to $1.4 billion; and depreciation and amortization of approximately $450 million.

➢	Conference Call and Webcast Details
Bunge Global SA’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, July 31, 2024 to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events & Presentations” under “News & Events” in the “Investor Center” section of the company’s website. Select “Q2 2024 Bunge Global SA Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1-844-735-3666. If you are located outside the United States or Canada, dial 1-412-317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

A replay of the call will be available later in the day on July 31, 2024, continuing through August 30, 2024. To listen to it, please dial 1-877-344-7529 in the United States, 1-855-669-9658 in Canada, or 1-412-317-0088 in other locations. When prompted, enter confirmation code 5682152.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to strengthen global food security, increase sustainability where we operate, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to develop tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company has its registered office in Geneva, Switzerland and its corporate headquarters in St. Louis, Missouri. We have approximately 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, U.S. Securities and Exchange Commission ("SEC") filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements to encourage companies to provide prospective information to investors. This press release includes forward looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward looking statements include all statements that are not historical in nature. We have tried to identify these forward looking statements by using words including "may," "will," "should," "could," "expect," "anticipate," "believe," "plan," "intend," "estimate," "continue" and similar expressions. These forward looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following factors, among others, could cause actual results to differ from these forward looking statements:

•the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on us resulting from the continuation and/or escalation of the war and sanctions against Russia;
•the effect of weather conditions and the impact of crop and animal disease on our business;
•the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions;
•changes in government policies and laws affecting our business, including agricultural and trade policies, financial markets regulation and environmental, tax and biofuels regulation;
•the impact of seasonality;
•the impact of government policies and regulations;
•the outcome of pending regulatory and legal proceedings;
•our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances, including without limitation Bunge’s pending business combination with Viterra Limited (“Viterra”);
•the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;
•the effectiveness of our capital allocation plans, funding needs and financing sources;
•the effectiveness of our risk management strategies;
•operational risks, including industrial accidents, natural disasters, pandemics or epidemics and cybersecurity incidents;
•changes in foreign exchange policy or rates;
•the impact of our dependence on third parties;
•our ability to attract and retain executive management and key personnel; and
•other factors affecting our business generally.

The forward looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.

You should refer to "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 22, 2024.

Investor Contact: Ruth Ann Wisener Bunge Global SA 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Global SA 636-292-3022 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the three month periods ended June 30, 2024 and 2023.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted (6)		Segment EBIT
Three Months Ended June 30,	2024	2023	2024	2023	2024	2023

Core Segments:	$—	$8	$—	$0.06	$—	$9
Agribusiness	$—	$8	$—	$0.06	$—	$9
Ukraine-Russia War	—	8	—	0.06	—	9

Refined and Specialty Oils	$—	$—	$—	$—	$—	$—

Milling	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(62)	$(42)	$(0.43)	$(0.28)	$(62)	$(34)
Acquisition and integration costs	(62)	(26)	(0.43)	(0.17)	(62)	(18)
Impairment of equity method investment	—	(16)	—	(0.11)	—	(16)

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(62)	$(34)	$(0.43)	$(0.22)	$(62)	$(25)
See Definition and Reconciliation of Non-GAAP Measures.

Core Segments
Agribusiness
EBIT for the three months ended June 30, 2023 included a mark-to-market gain of $9 million, in Cost of goods sold, related to inventory recovered from our Mykolaiv and other facilities in Ukraine. The circumstances allowing for recovery of these inventories did not exist and were unforeseeable when the inventory reserves were initially recorded in 2022 in conjunction with the Ukraine-Russia war.

Corporate and Other
The following is a summary of acquisition and integration costs related to the announced business combination agreement with Viterra recorded in the Company's Condensed Consolidated Statements of Income (Loss).

	Three Months Ended
(US$ in millions)	Jun 30, 2024	Jun 30, 2023
Selling, general and administrative expenses	$(62)	$(18)
Interest expense	$(4)	$(11)
Income tax (expense) benefit	$4	$3
Net income (loss)	$(62)	$(26)
EBIT for the three months ended June 30, 2023 also included a $16 million impairment charge, in Income (loss) from affiliates, related to a minority investment in Australian Plant Proteins, a start-up manufacturer of novel protein ingredients.

Certain gains and (charges), year-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the six month periods ended June 30, 2024 and 2023.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted (6)		Segment EBIT
Six months ended June 30,	2024	2023	2024	2023	2024	2023

Core Segments:	$—	$16	$—	$0.11	$—	$19
Agribusiness	$—	$16	$—	$0.11	$—	$19
Ukraine-Russia War	—	16	—	0.11	—	19

Refined and Specialty Oils	$—	$—	$—	$—	$—	$—

Milling	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(123)	$(42)	$(0.85)	$(0.28)	$(123)	$(34)
Acquisition and integration costs	(123)	(26)	(0.85)	(0.17)	(123)	(18)
Impairment of equity method investment	—	(16)	—	(0.11)	—	(16)

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(123)	$(26)	$(0.85)	$(0.17)	$(123)	$(15)

Core Segments
Agribusiness
EBIT for the six months ended June 30, 2023 included a mark-to-market gain of $19 million, in Cost of goods sold, related to inventory recovered from our Mykolaiv and other facilities in Ukraine. The circumstances allowing for recovery of these inventories did not exist and were unforeseeable when the inventory reserves were initially recorded in 2022 in conjunction with the Ukraine-Russia war.

Corporate and Other
The following is a summary of acquisition and integration costs related to the announced business combination agreement with Viterra recorded in the Company's Condensed Consolidated Statements of Income (Loss).

	Six Months Ended
(US$ in millions)	Jun 30, 2024	Jun 30, 2023
Selling, general and administrative expenses	$(123)	$(18)
Interest expense	$(8)	$(11)
Income tax (expense) benefit	$8	$3
Net income (loss)	$(123)	$(26)
EBIT for the six months ended June 30, 2023 also included a $16 million impairment charge, in Income (loss) from affiliates, related to a minority investment in Australian Plant Proteins, a start-up manufacturer of novel protein ingredients.

➢	Consolidated Earnings Data (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2024	2023	2024	2023
Net sales	$13,241	$15,049	$26,658	$30,377
Cost of goods sold	(12,577)	(13,684)	(25,118)	(27,831)
Gross profit	664	1,365	1,540	2,546
Selling, general and administrative expenses	(449)	(420)	(888)	(773)
Foreign exchange (losses) gains – net	(37)	(66)	(115)	(17)
Other income (expense) – net	57	12	125	27
Income (loss) from affiliates	(46)	25	(38)	44
EBIT attributable to noncontrolling interest (a) (1)	(4)	(4)	(6)	(29)
Total Segment EBIT	185	912	618	1,798
Interest income	37	40	79	83
Interest expense	(123)	(129)	(231)	(241)
Income tax (expense) benefit	(30)	(198)	(147)	(381)
Noncontrolling interest share of interest and tax (a) (1)	1	(3)	(5)	(5)
Net income (loss) attributable to Bunge (1)	$70	$622	$314	$1,254

Net income (loss) attributable to Bunge shareholders - diluted (6)	$0.48	$4.09	$2.17	$8.24
Weighted–average shares outstanding - diluted (6)	143	152	144	152

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(US$ in millions)	2024	2023
Assets
Cash and cash equivalents	$1,161	$2,602
Trade accounts receivable, net	2,277	2,592
Inventories (a)	8,057	7,105
Other current assets	3,957	4,051
Total current assets	15,452	16,350
Property, plant and equipment, net	4,751	4,541
Operating lease assets	927	926
Goodwill and other intangible assets, net	821	887
Investments in affiliates	1,193	1,280
Other non-current assets	1,284	1,388
Total assets	$24,428	$25,372

Liabilities and Equity
Short-term debt	$949	$797
Current portion of long-term debt	5	5
Trade accounts payable	3,429	3,664
Current operating lease obligations	300	308
Other current liabilities	2,923	2,913
Total current liabilities	7,606	7,687
Long-term debt	4,086	4,080
Non-current operating lease obligations	577	566
Other non-current liabilities	1,174	1,224
Total liabilities	13,443	13,557
Redeemable noncontrolling interest	1	1
Total equity	10,984	11,814
Total liabilities, redeemable noncontrolling interest and equity	$24,428	$25,372
(a) Includes readily marketable inventories of $6,776 million and $5,837 million at June 30, 2024 and December 31, 2023, respectively. Of the total RMI, $5,527 million and $4,242 million can be attributable to merchandising activities at June 30, 2024 and December 31, 2023, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(US$ in millions)	2024	2023
Operating Activities
Net income (loss) (1)	$325	$1,288
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges	9	22
Foreign exchange (gain) loss on net debt	103	(174)
Depreciation, depletion and amortization	226	208
Share-based compensation expense	34	34
Deferred income tax expense (benefit)	(27)	67
Results from affiliates	38	(61)
Other, net	49	53
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	173	290
Inventories	(1,273)	(195)
Secured advances to suppliers	88	(11)
Trade accounts payable and accrued liabilities	(147)	(605)
Advances on sales	(90)	(220)
Net unrealized (gain) loss on derivative contracts	329	(262)
Margin deposits	(315)	(22)
Recoverable and income taxes, net	(149)	(87)
Marketable securities	(21)	36
Other, net	168	111
Cash provided by (used for) operating activities	(480)	472
Investing Activities
Payments made for capital expenditures	(533)	(541)
Proceeds from investments	554	14
Payments for investments	(638)	(20)
Settlement of net investment hedges	(1)	(48)
Proceeds from beneficial interest in securitized trade receivables	—	79
Proceeds from sales of businesses and property, plant and equipment	3	162
Proceeds from investments in affiliates	103	—
Payments for investments in affiliates	(18)	(130)
Other, net	(18)	100
Cash provided by (used for) investing activities	(548)	(384)
Financing Activities
Net borrowings (repayments) of short-term debt	177	149
Net proceeds (repayments) of long-term debt	14	99
Repurchases of registered or common shares	(400)	—
Dividends paid to registered or common shareholders	(191)	(188)
Contributions from (Return of capital to) noncontrolling interest	31	33
Other, net	(19)	(1)
Cash provided by (used for) financing activities	(388)	92
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(6)	28
Net increase (decrease) in cash and cash equivalents, and restricted cash	(1,422)	208
Cash and cash equivalents, and restricted cash - beginning of period	2,623	1,152
Cash and cash equivalents, and restricted cash - end of period	$1,201	$1,360

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total Segment EBIT and Adjusted Total Segment EBIT
Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-core Segment EBIT, Corporate and Other EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-core reportable segments and Total reportable segments together with Corporate and Other. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Non-core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-core reportable segments, together with its Corporate and Other activities.
Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Core Segment EBIT, Non-Core Segment EBIT, Corporate and Other EBIT, and Total Segment EBIT, respectively.
Core Segment EBIT, Non-core Segment EBIT, Corporate and Other EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-core Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) attributable to Bunge
Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per share for 2024. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per share for 2024, the mostly directly comparable U.S. GAAP measure. The most directly comparable GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements over the remainder of the year.

Below is a reconciliation of Net income (loss) attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions)	2024	2023	2024	2023
Net income (loss) attributable to Bunge	$70	$622	$314	$1,254
Interest income	(37)	(40)	(79)	(83)
Interest expense	123	129	231	241
Income tax expense (benefit)	30	198	147	381
Noncontrolling interest share of interest and tax	(1)	3	5	5
Total Segment EBIT	$185	$912	$618	$1,798

Agribusiness EBIT	$138	$785	$416	$1,490
Refined and Specialty Oils EBIT	185	217	411	$450
Milling EBIT	38	14	71	$23
Core Segment EBIT	$361	$1,016	$898	$1,963

Corporate and Other EBIT	$(155)	$(155)	$(283)	$(235)

Sugar & Bioenergy EBIT	$(21)	$51	$3	$70
Non-Core Segment EBIT	$(21)	$51	$3	$70

Total Segment EBIT	$185	$912	$618	$1,798
Mark-to-market timing difference	158	(114)	340	(295)
Certain (gains) & charges	62	25	123	15
Adjusted Total Segment EBIT	$405	$823	$1,081	$1,518

Below is a reconciliation of Net income (loss) attributable to Bunge, to Adjusted Net income (loss) attributable to Bunge:

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2024	2023	2024	2023
Net income (loss) attributable to Bunge	$70	$622	$314	$1,254
Adjustment for Mark-to-market timing difference	116	(89)	252	(217)
Adjusted for Certain (gains) and charges:
Acquisition and integration costs	62	26	123	26
Impairment of equity method investments	—	16	—	16
Ukraine-Russia war	—	(8)	—	(16)
Adjusted Net income (loss) attributable to Bunge	$248	$567	$689	$1,063
Weighted-average shares outstanding - diluted (a)(6)	143	152	144	152
Adjusted Net income (loss) per share - diluted (6)	$1.73	$3.72	$4.77	$6.98
(a) There were less than 1 million anti-dilutive contingently issuable restricted stock units excluded from the weighted-average number of shares outstanding for each of the three and six months ended June 30, 2024 and 2023.

Adjusted Funds From Operations

Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge's management believes the presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, and restricted cash, or any other measure of consolidated cash flow under U.S. GAAP.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Three months ended June 30,		Six months ended June 30,
(US$ in millions)	2024	2023	2024	2023
Net income (loss) attributable to Bunge	$70	$622	$314	$1,254
EBIT attributable to noncontrolling interest	4	4	6	29
Noncontrolling interest share of interest and tax	(1)	3	5	5
Net income (loss)	$73	$629	$325	$1,288

(2)    The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.
The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; global trading and distribution of grains and oils; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities, and other third parties.
(3)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Six months ended June 30,
(US$ in millions)	2024	2023
Cash provided by (used for) operating activities	$(480)	$472
Foreign exchange gain (loss) on net debt	(103)	174
Working capital changes	1,237	965
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(11)	(34)
Mark-to-Market timing difference, after tax	252	(217)
Adjusted FFO	$895	$1,360

(5)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2024 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.
(6)    On November 1, 2023, Bunge Global SA completed the change of its jurisdiction of incorporation of its group holding company from Bermuda to Switzerland (the "Redomestication"). The Redomestication, which was approved by Bunge Limited shareholders on October 5, 2023, was effected pursuant to a scheme of arrangement under Bermuda law. Each common share of Bunge Limited was cancelled in exchange for an equal number and par value of registered shares of Bunge Global SA (the "registered shares"). References to the terms "share," "common share," or "registered share" refer to Bunge Limited common shares prior to the Redomestication and Bunge Global SA registered shares after the Redomestication, unless otherwise specified.